Exhibit 10.2

RADIAN GROUP INC.

CERTAIN COMPENSATION ARRANGEMENTS

WITH DIRECTORS FOR 2006

Cash Compensation

All non-employee members of our Board of Directors receive an annual fee for their services of $32,500. Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended.

In addition to the foregoing, Herbert Wender, our non-executive Chairman of the Board, receives an annual fee of $100,000 for serving as Chairman, and the chairmen of the following committees are paid the following annual fees:

Audit and Risk Committee—$12,500

Compensation and Human Resources Committee—$7,500

Credit Committee—$5,000

Governance Committee—$5,000

Investment and Finance Committee—$5,000

All annual fees are paid quarterly in advance and all meeting fees are payable quarterly in arrears.

Equity Compensation

All non-employee directors receive an annual grant of phantom stock, awarded under our Equity Compensation Plan, equal to $115,000 based on the closing price of our common stock on the date of the annual grant. The phantom stock awards are granted on the date of the Board’s first regular meeting each year.

Radian requires each director to maintain a minimum direct investment in Radian common stock equal to $350,000, on or before the later of January 1, 2007 or four years from the date that a director’s service on the Board begins.

Directors who are our employees do not receive additional compensation for their service as directors.